CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 30, 2020, relating to the financial statements and financial highlights of First Foundation Fixed Income Fund and First Foundation Total Return Fund (formerly Highland Fixed Income Fund and Highland Total Return Fund), for the year ended September 30, 2020, and to the references to our firm under the heading “Financial Highlights” in the Prospectus.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

January 11, 2021